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                                   Exhibit 11

                        COMPUTATION OF EARNINGS PER SHARE
                    (In thousands, except per share amounts)

                                                                                             (Eight Months)
Years ended March 31 and July 31,                                  1997             1996              1995             1994
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

Primary

Net earnings applicable to common stock:
     Net earnings                                            $    7,531       $  (10,147)        $   1,321          $ 9,037
     Deduct preferred stock dividends paid                           --               12                12               23
                                                             --------------------------------------------------------------
Net earnings applicable to common stock                      $    7,531       $  (10,159)        $   1,309          $ 9,014
                                                             ==============================================================
Weighted average number of common shares and
     common equivalents outstanding                               5,940            5,622             5,593            5,798
                                                             ==============================================================


Primary earnings per share                                   $    1.27        $    (1.81)        $     .23          $  1.55
                                                             ==============================================================



Fully Diluted

Net earnings applicable to common stock per above            $    7,531       $  (10,159)        $   1,309          $ 9,014
Add dividends on convertible preferred stock                         --               10                10               20
                                                             --------------------------------------------------------------
Net earnings applicable to common stock on a fully
     diluted basis                                           $    7,531       $  (10,149)        $   1,319          $ 9,034
                                                             ==============================================================
Shares used in calculating primary earnings per
     share above                                                  5,940            5,622             5,593            5,798
Additional shares to be issued under full
     conversion of preferred stock                                   68               68                68               68
                                                             --------------------------------------------------------------
Total shares for fully diluted                                    6,008            5,690             5,661            5,866
                                                             ==============================================================

Fully diluted earnings per share                             $    1.25        $    (1.78)        $     .23          $  1.54
                                                             ==============================================================
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